Exhibit (h) (8)

REGULATORY Filing SUPPORT SERVICES AGREEMENT

This Regulatory Filing Support Services Agreement is hereby made as of the 22nd day of December, 2017 (the “Agreement”) by and among MainStay Funds Trust, MainStay VP Funds Trust, and MainStay DefinedTerm Municipal Opportunities Fund, each a Delaware statutory trust, and The MainStay Funds, a Massachusetts business trust (each, a “Trust” and, collectively, the “Trusts”), on behalf of their respective series (if any) established as of, or subsequent to, the date of this Agreement (each, a “Fund,” and, collectively, the “Funds”), and New York Life Investment Management LLC, a Delaware limited liability company (“NYLIM” or the “Manager”).

WITNESSETH:

WHEREAS, each Trust is a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is engaged in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and provides investment advisory and certain related administrative services to each of the Funds under an Amended and Restated Management Agreement dated February 27, 2015 with MainStay Funds Trust, an Amended and Restated Management Agreement dated February 27, 2015 with The MainStay Funds, an Amended and Restated Management Agreement dated May 1, 2015 with MainStay VP Funds Trust, and a Management Agreement with MainStay [MacKay] DefinedTerm Municipal Opportunities Fund dated June 16, 2012 (each, a “Management Agreement”); and

WHEREAS, each Trust desires to retain the Manager to provide or procure certain additional regulatory filing support services, and the Manager is willing to provide or procure such services on the terms and conditions hereinafter set forth; and

WHEREAS, each Trust has engaged the Manager to provide or coordinate the provision of certain investment advisory and administrative services pursuant to the applicable Management Agreement, and each Trust hereby desires to engage the Manager to provide or procure additional non-advisory services as described herein; and

NOW, THEREFORE, the parties agree as follows:

ARTICLE I. REGULATORY FILING SUPPORT SERVICES

A. Reporting Modernization Services. The Manager shall perform such services as are necessary to meet the Funds’ reporting and disclosure obligations under Form N-PORT and Form N-CEN (as each may be amended from time to time or any successors to these forms), including aggregating (e.g., any applicable aggregation of risk metrics) and calculating necessary data, compiling documentation, and formulating necessary assumptions and information. In addition, the Manager shall prepare a monthly Form N-PORT and an annual Form N-CEN for each Fund and timely file such Form N-PORT and Form N-CEN for each Fund.

B. Money Market Fund Services. With respect to any Funds that are “money market funds” within the meaning of Rule 2a-7 under the 1940 Act, the Manager shall support the Funds’ compliance with the requirements of Rule 2a-7 with respect to (i) filing reports of its portfolio holdings with the U.S. Securities and Exchange Commission (“SEC”) and (ii) posting its portfolio holdings on its website, as such requirements may be amended from time to time. These “money market fund services” along with the services set forth in Section I.A. are referred to herein as the “Services.”

C. Authorization and Direction. In each case, the Manager will provide or procure the Services subject to the oversight of the Boards of Trustees of each Trust and at the authorization and direction of the officers of each Trust.

D. Reporting. The Manager shall render to the Boards of Trustees of the Trusts such periodic and special reports with respect to the Services as the Trustees may reasonably request.

E. Services Not Exclusive. The Services provided by the Manager pursuant to this Agreement are not exclusive and it is understood that the Manager may render similar services to other persons and engage in other activities, so long as its services under this Agreement are not impaired by such other activities.

F. Delegation of Services. With respect to any or all Funds, the Manager may enter into one or more contracts with a third-party in which the Manager delegates to such third-party the responsibility to furnish any or all of the Services specified in this Agreement, provided that the agreement relating to such Services meets all applicable requirements of the 1940 Act and rules thereunder, as applicable. The Manager will at all times maintain responsibility for providing or coordinating the provision of the Services and will supervise any such third-party.

ARTICLE II. REIMBURSEMENT

A. Reimbursement of Actual Third Party Costs. If the Manager procures any or all of the Services described herein from a third-party, each Trust and Fund will reimburse the Manager for the actual cost of such Services provided by such third-party pursuant only to the Manager’s authority to delegate under Section I.F. The Manager may from time to time agree not to seek reimbursement of all or a portion of the amounts otherwise payable under this Agreement and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Manager.

B. Reimbursement of Actual Manager Costs. If the Manager provides any or all of the Services described herein to a Fund, other than its supervisory responsibilities under Section I.F. or general coordination activities with respect to the Services, for which it will receive no additional compensation other than as set forth in the applicable Management Agreement, each Trust and Fund will reimburse the Manager for the actual cost of providing such Services.

C. Allocated Amounts. The Manager shall provide the Trusts with information regarding the fees or costs actually incurred by the Manager with respect to each individual Fund (each, an “Allocated Amount”). Each Fund shall be responsible for reimbursing the Manager for its Allocated Amount in accordance with the foregoing, and no Fund shall be liable for reimbursing the Manager for any other Fund’s Allocated Amount.

ARTICLE III. LIMITATION OF LIABILITY

A. Limitation of Liability of Manager. As an inducement to the Manager undertaking to provide or procure the Services to each Trust and each Fund pursuant to this Agreement, each Trust and each Fund agrees that the Manager will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Manager against any liability to a Trust, a Fund or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. The rights of exculpation provided under this Section III.A. are not to be construed so as to provide for exculpation of any person described in this Section III.A. for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section III.A. to the maximum extent permitted by applicable law.

B. Limitation of Liability of the Trust and the Shareholders. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of a Trust shall be personally liable hereunder. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against a Trust, as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of a Trust shall be liable for any claims against any other series of the Trust or any other Trust.

ARTICLE IV. MISCELLANEOUS

A. Termination. This Agreement may be terminated by the Manager or a Trust (as to a specific Fund or Funds) upon one hundred twenty (120) days’ written notice to the other party.

B. Additional Series. In the event the Trust establishes one or more Funds after the effective date of this Agreement, such Funds will become Funds under this Agreement upon approval of this Agreement by the Board of Trustees with respect to the Funds.

C. Independent Contractor. Except as otherwise provided herein or authorized by the Board of Trustees of a Trust from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Funds or the Trust in any way or otherwise be deemed an agent of the Funds or the Trust.

D. Amendment. This Agreement may be amended in writing by mutual consent.

E. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 30 Hudson Street, Jersey City, NJ 07302, Attention: Secretary; or (2) to the Trust at 51 Madison Avenue, New York, New York 10010, Attention: President.

F. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

G. Captions and Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

H. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

I. Interpretation of Law. As used in this Agreement, terms shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of December 22, 2017. This Agreement may be signed in counterparts.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Kirk C. Lehneis
Name:	Kirk C. Lehneis
Title:	Senior Managing Director

MAINSTAY FUNDS TRUST

THE MAINSTAY FUNDS

MAINSTAY VP FUNDS TRUST
MAINSTAY DEFINEDTERM MUNICIPAL OPPORTUNITIES FUND

Attest:	/s/ Jack R. Benintende
Name:	Jack R. Benintende
Title:	Treasurer

4